Exhibit 4.1

FORM OF FLOATING RATE SENIOR NOTE

REGISTERED	U.S. $
No. FLR-1	CUSIP: 61760E846

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

MORGAN STANLEY
FLOATING RATE SENIOR NOTE
SENIOR GLOBAL MEDIUM-TERM NOTE, SERIES F

MORGAN STANLEY CUSHING® MLP HIGH INCOME INDEX ETNS
DUE MARCH 21, 2031

BASE RATE: None	ORIGINAL ISSUE DATE: March , 2011	MATURITY DATE: See “Maturity Date” below.
INDEX MATURITY: N/A	INTEREST ACCRUAL DATE: N/A	INTEREST PAYMENT DATE(S): See “Coupon Payment Dates” below.
SPREAD (PLUS OR MINUS): N/A	INITIAL INTEREST RATE: See “Coupon Amount” below.	INTEREST PAYMENT PERIOD: Quarterly
SPREAD MULTIPLIER: N/A	INITIAL INTEREST RESET DATE: See “Coupon Amount” below.	INTEREST RESET PERIOD: N/A
REPORTING SERVICE: N/A	MAXIMUM INTEREST RATE: None	INTEREST RESET DATE(S): N/A
INDEX CURRENCY: N/A	MINIMUM INTEREST RATE: 0.00%	CALCULATION AGENT: See “ETN Calculation Agent” below.
EXCHANGE RATE AGENT: N/A	INITIAL REDEMPTION DATE: See “Issuer Redemption Right” below.	SPECIFIED CURRENCY: U.S. dollars
	INITIAL REDEMPTION PERCENTAGE: N/A	IF SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS, OPTION TO ELECT PAYMENT IN U.S. DOLLARS: N/A
	ANNUAL REDEMPTION PERCENTAGE REDUCTION: N/A	DESIGNATED CMT REUTERS PAGE: N/A
	OPTIONAL REPAYMENT DATE(S): N/A. See “Weekly Repurchase at the Option of the Holder” and “Issuer Redemption Right” below.	DESIGNATED CMT MATURITY INDEX: N/A
REDEMPTION NOTICE PERIOD: 18 calendar days’ notice.
TAX REDEMPTION AND PAYMENT OF ADDITIONAL AMOUNTS: NO
	IF YES, STATE INITIAL OFFERING DATE: N/A	OTHER PROVISIONS: See below.

Denominations	$ and integral multiples thereof

Stated Principal Amount	$

Inception Date	March , 2011

Index	Cushing® MLP High Income Index

In this Note, references to the Index shall include any Successor Index (as defined below), unless the context requires otherwise.

Index Constituents	As of any day of determination, the securities then comprising the Index.

Index Sponsor	Swank Energy Income Advisors, L.P., and any successor thereof

Maturity Date
March 21, 2031, subject to extension if the Final Valuation Date is postponed in accordance with the definition thereof.  If the Final Valuation Date is postponed so that it falls less than two scheduled Index Business Days prior to the scheduled Maturity Date, the Maturity Date shall be the second scheduled Index Business Day following the Final Valuation Date as postponed.

In the event that the Maturity Date of this Note is postponed due to postponement of the Final Valuation Date as described in the immediately preceding paragraph, the Issuer shall, or shall cause the ETN Calculation Agent to, give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to the holder of this Note by mailing notice of such postponement by first class mail, postage prepaid, to the holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid.  Any notice that is mailed to the holder of this Note in the manner herein provided shall be conclusively presumed to have been duly given to such holder, whether or not such holder receives the notice.  The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the actual Final Valuation Date.

Payment at Maturity
At maturity, upon delivery of this Note to the Trustee, the Issuer shall pay with respect to each Stated Principal Amount of this Note an amount in cash, determined by the ETN Calculation Agent, equal to (i) the product of the Stated Principal Amount and the Index Ratio as of the Final Valuation Date plus (ii) the final Coupon Amount, if any, minus (iii) the Accrued Tracking Fee as of the Final Valuation Date plus (iv) the Stub Reference Distribution Amount as of the Final Valuation Date, if any; provided that the Payment at Maturity shall not be less than zero.

The Issuer shall, or shall cause the ETN Calculation Agent to, (i) provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Payment at Maturity on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date and (ii) deliver the aggregate cash amount due with respect to this Note to the Trustee for delivery to the Depositary, as holder of this Note, on the Maturity Date.

Coupon Amount
As of any Coupon Valuation Date, an amount of cash per Stated Principal Amount of this Note, determined by the ETN Calculation Agent, equal to the Reference Distribution Amount minus the Accrued Tracking Fee, each calculated as of such Coupon Valuation Date; provided that the Coupon Amount shall not be less than zero. The Coupon Amount payable with respect to the final Coupon Valuation Date is referred to as the “Final Coupon Amount”.

Index Ratio	On any Index Business Day, the Index Ratio is a fraction, the denominator of which shall be the Initial VWAP Level and the numerator of which shall be the Final VWAP Level. The Index Ratio shall be determined by the ETN Calculation Agent and shall be described by the following formula:

Final VWAP Level Initial VWAP Level

Coupon Payment Dates	The 15th Index Business Day following each Coupon Valuation Date; provided that the final Coupon Payment Date shall be the Maturity Date, subject to adjustment as described herein.

Coupon Valuation Dates
The 30th of each March, June, September and December during the term of this Note or if such date is not an Index Business Day, then the first Index Business Day following such date; provided that the final Coupon Valuation Date shall be the Calculation Date.

Coupon Record Date	Notwithstanding the definition of Record Date below, the ninth Index Business Day following each Coupon Valuation Date.

Coupon Ex-Date	With respect to a Coupon Amount, the first Exchange Business Day on which beneficial ownership interests in this Note trade without the right to receive such Coupon Amount.

Reference Distribution Amount
(i) As of the first Coupon Valuation Date, an amount, as determined by the ETN Calculation Agent, equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituents held by such Reference Holder on the record date with respect to any Index Constituent, for those cash distributions whose ex-dividend date occurs during the period from and excluding the Inception Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount, as determined by the ETN Calculation Agent, equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the record date with respect to any Index Constituent for those cash distributions whose ex-dividend date occurs during the period from and excluding the immediately preceding Coupon

Valuation Date to and including such Coupon Valuation Date.

Notwithstanding the foregoing, with respect to cash distributions for an Index Constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Constituent fails to pay the distribution to holders of such Index Constituent by the scheduled payment date for such distribution, (i) such distribution shall be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount and (ii) if the Coupon Valuation Date is not the final Coupon Valuation Date, the Reference Distribution Amount for the immediately subsequent Coupon Valuation Date (or the Adjusted Reference Distribution Amount, if applicable) shall be increased by the amount of such distribution, if any, which is actually paid prior to such immediately subsequent Coupon Valuation Date (or such Repurchase Valuation Date or Call Valuation Date, if applicable) by the issuer of such Index constituent to the holders of such Index Constituent.

Reference Holder
As of any date of determination, a hypothetical holder of a number of units of each Index Constituent equal to (a) the published share weighting of that Index Constituent as of such date, divided by (b) ten times the Index Divisor as of such date.

Index Divisor	As of any date of determination, the divisor used by the Index Calculation Agent to calculate the Index.

Index Calculation Agent	Standard & Poors Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. or any successor entity that calculates and publishes the level of the Index.

Final VWAP Level
The Final VWAP Level, as determined by the VWAP Calculation Agent in its sole discretion, shall be the arithmetic mean of the VWAP Levels measured on each Averaging Date during the Final Measurement Period or Call Measurement Period or the VWAP Level on any applicable Repurchase Valuation Date, as applicable.

Initial VWAP Level	, which is the VWAP Level determined by the VWAP Calculation Agent in its sole discretion on the Inception Date.

VWAP Level
On any Index Business Day, as calculated by the VWAP Calculation Agent in its sole discretion, (a) the sum of the products of (i) the VWAP of each Index Constituent as of such date and (ii) the published weighting of that Index Constituent as of such date, divided by (b) the Index Divisor as of such date.

VWAP
With respect to any Index Constituent, as of any date of determination, the volume-weighted average price of one unit of such security as determined by the VWAP Calculation Agent in its sole discretion based on the composite transactions on such day in such Index Constituent.

VWAP Calculation Agent	Morgan Stanley & Co. Incorporated (“MS & Co.”) and its successors.

Annual Tracking Fee
As of any date of determination, an amount, as determined by the ETN Calculation Agent, per Stated Principal Amount of this Note equal to the product of (i) 0.85% and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

Accrued Tracking Fee
(A) With respect to the first Coupon Valuation Date, an amount, as determined by the ETN Calculation Agent, equal to the product of (i) the Annual Tracking Fee as of the first Coupon Valuation Date and (i) a fraction, the numerator of which is the total number of calendar days from and excluding the Inception Date to and including the first Coupon Valuation Date, and the denominator of which is 365.

(B) With respect to any Coupon Valuation Date other than the first Coupon Valuation Date, an amount, as determined by the ETN Calculation Agent, equal to (i) (a) the Annual Tracking Fee as of such Coupon Valuation Date multiplied by (b) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 365 plus (ii) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any.

(C) As of the last Index Business Day in the Call Measurement Period, an amount, as determined by the ETN Calculation Agent, equal to (i) the Annual Tracking Fee calculated as of the last Index Business Day in the Call Measurement Period multiplied by a fraction, the numerator of which is the total number of calendar days from and excluding the Call Valuation Date to and including the last Index Business Day in the Call Measurement Period, and the denominator of which is 365 plus (ii) the Adjusted Tracking Fee Shortfall, if any.

(D) As of the Final Valuation Date, an amount, as determined by the ETN Calculation Agent, equal to (i) the Annual Tracking Fee calculated as of the Final Valuation Date multiplied by a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the Final Valuation Date, and the denominator of which is 365 plus (ii) the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.

Tracking Fee Shortfall	As of any Coupon Valuation Date, an amount, as determined by the ETN Calculation Agent, equal to the greater of (i) zero and (ii) the Accrued Tracking Fee minus the Reference Distribution Amount.

Current Indicative Value
As of any date of determination, an amount per Stated Principal Amount of this Note determined by the ETN Calculation Agent equal to the product of (i) the Stated Principal Amount of this Note multiplied by (ii) a fraction, the numerator of which is equal to the VWAP Level as of such date and the denominator of which is equal to the Initial VWAP Level.

Stub Reference Distribution Amount
(A) As of the Final Valuation Date, an amount, as determined by the ETN Calculation Agent, equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituents held by such Reference Holder on the record date with respect to any Index Constituent, for those cash distributions whose ex-dividend date occurs during the period from and excluding the first Index Business Day in the Final Measurement Period to and including the Final Valuation Date, provided that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder shall be deemed to hold four-fifths, three-fifths, two-fifths and one-fifth of the units of each Index Constituent it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period.

(B) As of the last Index Business Day in the Call Measurement Period, an amount, as determined by the ETN Calculation Agent, equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituents held by such Reference Holder on the record date with respect to any Index Constituent, for those cash distributions whose ex-dividend date occurs during the period from and excluding the first Index Business Day in the Call Measurement Period, to and including the last Index Business Day in the Call Measurement Period, provided that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder shall be deemed to hold four-fifths, three-fifths, two-fifths and one-fifth of the units of each Index Constituent it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Call Measurement Period.

Final Measurement Period	The five Index Business Days from and including the Calculation Date, subject to postponement as described under “Averaging Date” below.

Final Valuation Date	The last Index Business Day in the Final Measurement Period.

Call Measurement Period	The five Index Business Days from and including the Call Valuation Date, subject to postponement as described under “Averaging Date” below.

Averaging Date	Averaging Date means each of the Index Business Days during the Final Measurement Period or Call Measurement Period, as applicable.

If a Market Disruption Event with respect to the Index has occurred or is continuing on an Averaging Date, the VWAP Level for such Averaging Date shall be determined by the ETN Calculation Agent or one of its affiliates in its sole discretion on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) with respect to the Index irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date.

In no event, however, will any postponement pursuant to the immediately preceding paragraph result in the final Averaging Date occurring more than three Index Business Days following the day originally scheduled to be such final Averaging Date. If the third Index Business Day following the date originally scheduled to be the final Averaging Date is not an Index Business Day or a Market Disruption Event has occurred or is continuing with respect to the Index on such third Index Business Day, the ETN Calculation Agent or one of its affiliates shall determine the VWAP Level based on its good faith estimate of the VWAP Level that would have prevailed on such third Index Business Day but for such Market Disruption Event.

Calculation Date	March 12, 2031, unless such day is not an Index Business Day, in which case the Calculation Date shall be the next Index Business Day.

Index Business Day	Index Business Day means any day on which the Primary Exchange and each Related Exchange is scheduled to be open for trading and is also a settlement date in New York City.

Exchange Business Day	Any day on which the primary exchange or market for trading of beneficial ownership interests in this Note is scheduled to be open for trading and is also a valid settlement date in New York City.

Market Disruption Event	Market Disruption Event means, with respect to the Index, the occurrence or existence of any of the following events, as determined by the ETN Calculation Agent in its sole discretion:

(i) suspension, absence or limitation of trading in any Index Constituent for more than one-half hour in the aggregate during the regular trading session in the applicable market or markets; or

(ii) suspension, absence or limitation of trading in option or futures contracts relating to the Index or to any Index Constituent in the primary market or markets for those contracts for more than one-half hour in the aggregate during the regular trading session in that market; or

(iii) the Index is temporarily not published;

(iv) any other event, if the ETN Calculation Agent determines that the event interferes with the Issuer’s ability or the ability of any of the Issuer’s affiliates to unwind all or a portion of a hedge with respect to this Note that the Issuer or its affiliates have effected or may effect;

(v) any event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, (A) any Index Constituent or (B) futures or options contracts relating to the Index or any Index Constituent; or

(vi) the closure on any Index Business Day of the Primary Exchange or any Related Exchange prior to its scheduled closing time unless such earlier closing time is announced by the Primary Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Primary Exchange or such Related Exchange on such Index Business Day and (ii) the submission deadline for orders to be entered into the Primary Exchange or such Related Exchange system for execution at the close of trading on such Index Business Day.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant market and (2) a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent equity interests shall not constitute a Market Disruption Event.

Primary Exchange	With respect to each Index Constituent, the primary exchange or market of trading such Index Constituent.

Related Exchange
With respect to each Index Constituent, each exchange or quotation system where trading has a material effect (as determined by the ETN Calculation Agent) on the overall market for futures or options contracts relating to such Index Constituent.

Weekly Repurchase at
the Option of the Holder
A beneficial owner of not less than       Stated Principal Amount (the “Minimum Repurchase Amount”) of this Note may submit a request to the Issuer (a “Repurchase Notice”) on any Business Day during the term of this Note to have the Issuer repurchase not less than the Minimum Repurchase Amount, such notice to be delivered by no later than 12:00 noon, New York City time, on such Business Day, and the Issuer must acknowledge receipt of such notice no later than 4:00 p.m. on the same day for such notice to be effective.  The Issuer may from time to time in its sole discretion reduce the Minimum Repurchase Amount.

Payment upon Repurchase
At the Option of the Holder
The Issuer shall pay an amount in cash per Stated Principal Amount of this Note equal to the applicable Repurchase Amount to the Trustee for delivery to the beneficial owners that validly elected repurchase in accordance with “Weekly Repurchase at the Option of the Holder” above on the applicable Repurchase Date.

The Issuer shall, or shall cause the ETN Calculation Agent to, (i) provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Repurchase Amount on or prior to 10:30 a.m. (New York City time) on the first Index Business Day immediately following the applicable Repurchase Valuation Date and (ii) deliver the aggregate cash amount due with respect to this Note to the Trustee for delivery to the Depositary, as holder of this Note, on the Repurchase Date.

Repurchase Date	The third Business Day following the applicable Repurchase Valuation Date.

Repurchase Valuation Date	The last Index Business Day of the week that the applicable Repurchase Notice is received and validly acknowledged by the Issuer.

If a Market Disruption Event with respect to the Index has occurred or is continuing on a Repurchase Valuation Date, the VWAP Level for such Repurchase Valuation Date shall be determined by the ETN Calculation Agent or one of its affiliates in its sole discretion on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Repurchase Valuation Date”) with respect to the Index.

In no event, however, will any postponement pursuant to the immediately preceding paragraph result in the Repurchase Valuation Date occurring more than three Index Business Days following the day originally scheduled to be such Repurchase Valuation Date. If the third Index Business Day following the date originally scheduled to be the Repurchase Valuation Date is not an Index Business Day or a Market Disruption Event has occurred or is continuing with respect to the Index on such third Index Business Day, the ETN Calculation Agent or one of its affiliates shall determine the VWAP Level based on its good faith estimate of the VWAP Level that would have prevailed on such third Index Business Day but for such Market Disruption Event.

Repurchase Amount
As of any Repurchase Date, an amount in cash per Stated Principal Amount of this Note, as determined by the ETN Calculation Agent, equal to (a) the Stated Principal Amount multiplied by the Index Ratio as of the applicable Repurchase Valuation Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the applicable Repurchase Valuation Date if on the applicable Repurchase

Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred plus (c) the Adjusted Coupon Amount, if any, as of the applicable Repurchase Valuation Date minus (d) the Adjusted Tracking Fee Shortfall, if any, as of the applicable Repurchase Valuation Date minus (e) the Repurchase Fee Amount; provided that the Repurchase Amount shall not be less than zero.

Adjusted Coupon Amount
(A) With respect to any Repurchase Valuation Date, an amount in cash, as determined by the ETN Calculation Agent, equal to the greater of (i) zero and (ii) the difference between the Adjusted Reference Distribution Amount and the Adjusted Tracking Fee, each calculated as of such Repurchase Valuation Date.

(B) With respect to the Call Valuation Date, an amount in cash, as determined by the ETN Calculation Agent, equal to the greater of (i) zero and (ii) the difference between the Adjusted Reference Distribution Amount and the Adjusted Tracking Fee, each calculated as of the Call Valuation Date.

Adjusted Reference
Distribution Amount
(A) As of any Repurchase Valuation Date, an amount, as determined by the ETN Calculation Agent, equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituents held by such Reference Holder on the record date with respect to an Index Constituent, for those cash distributions whose ex-dividend date occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if such Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Inception Date) to and including such Repurchase Valuation Date (except as may be increased in accordance with the definition of “Reference Distribution Amount”).

(B) As of the Call Valuation Date, an amount, as determined by the ETN Calculation Agent, equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituents held by such Reference Holder on the record date with respect to an Index Constituent, for those cash distributions whose ex-dividend date occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including the Call Valuation Date (except as may be increased as described under “Reference Distribution Amount”).

Adjusted Tracking Fee
(A) As of any Repurchase Valuation Date, an amount , as determined by the ETN Calculation Agent, equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Annual Tracking Fee as of such Repurchase Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if such Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Inception Date) to and including such Repurchase Valuation Date, and the denominator of which is 365.

(B) As of the Call Valuation Date, an amount, as determined by the ETN Calculation Agent, equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Annual Tracking Fee as of the Call Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including the Call Valuation Date, and the denominator of which is 365.

Adjusted Tracking Fee Shortfall
(A) As of any Repurchase Valuation Date, an amount, as determined by the ETN Calculation Agent, equal to the greater of (i) zero and (ii) the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, each calculated as of such Repurchase Valuation Date.

(B) As of the Call Valuation Date, an amount, as determined by the ETN Calculation Agent, equal to the greater of (i) zero and (ii) the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, each calculated as of such Call Valuation Date.

Repurchase Fee Amount
With respect to any Repurchase Valuation Date, an amount, as determined by the ETN Calculation Agent, equal to 0.125% of the Current Indicative Value of each Stated Principal Amount of this Note as of the Index Business Day immediately preceding such Repurchase Valuation Date.

Issuer Redemption Right	The Issuer may redeem this Note in whole and not in part upon not less than eighteen calendar days’ prior written notice to the holder of this Note (such notice, the “Call Notice”).

Payment upon Issuer Repurchase	The Issuer shall pay an amount in cash per Stated Principal Amount of this Note equal to the Call Settlement Amount to the Trustee for delivery to the Holder of this Note on the Call Settlement Date.

The Issuer shall, or shall cause the ETN Calculation Agent to, (i) provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Call Settlement Amount on or prior to 10:30 a.m. (New York City time) on the first Index Business Day immediately following the applicable Call Valuation Date and (ii) deliver the aggregate cash amount due with respect to this Note to the Trustee for delivery to the Depositary, as holder of this Note, on the Call Settlement Date.

Call Settlement Date	The third Business Day following the last Index Business Day in the Call Measurement Period.

Call Measurement Period	The five Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “Averaging Date”.

Call Valuation Date	The last Business Day of the week following the week in which the Issuer provides the Call Notice, or if such day is not an Exchange Business Day, the next following Exchange Business Day.

Call Settlement Amount
As of the Call Settlement Date, an amount in cash per Stated Principal Amount of this Note, as determined by the ETN Calculation Agent, equal to (a) the Stated Principal Amount multiplied by the Index Ratio as of the last Index Business Day in the Call Measurement Period plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred plus (c) the Adjusted Coupon Amount, if any, as of the last Index Business Day in the Call Measurement Period minus (d) the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period minus (e) the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any; provided that the Call Settlement Amount shall not be less than zero.

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to this Note shall have occurred and be continuing, the ETN Calculation Agent shall determine the amount declared due and payable for each Stated Principal Amount of this Note upon any acceleration of this Note (the “Acceleration Amount”), which shall be an amount equal to the Payment at Maturity determined as though the date of acceleration were the Final Valuation Date and the Calculation Date.

If the maturity of this Note is accelerated because of an Event of Default as described above, the Issuer shall, or shall cause the ETN Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount due with respect to this Note as promptly as possible and in no event later than two Business Days after the date of such acceleration.

ETN Calculation Agent	MS & Co. and its successors.

All determinations made by the ETN Calculation Agent shall be at the sole discretion of the ETN Calculation Agent and shall, in the absence of manifest error, be conclusive for all purposes and binding on the holder of this Note, the Trustee and the Issuer.

Unless otherwise specified herein, all calculations with respect to this Note shall be made by the ETN Calculation Agent and shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable for each Stated Principal Amount of this Note shall be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of this Note shall be rounded to the nearest cent, with one-half cent rounded upward.

Discontinuance of the Underlying
Index; Alteration of Method of
Calculation
If the Index Calculation Agent discontinues publication of the Index and the Index Sponsor or another entity calculates and publishes an index that the ETN Calculation Agent determines, in its sole discretion, is comparable to the Index and approves it as a successor index (such index being referred to herein as a “Successor Index”), then any subsequent VWAP Level shall be determined by the VWAP Calculation Agent by reference to such Successor Index on any Index Business Day that the VWAP Level is to be determined.

Upon any selection by the ETN Calculation Agent of a Successor Index, the ETN Calculation Agent shall cause written notice thereof to be furnished to the Trustee, to the Issuer and to the Depositary, as holder of this Note, within three Index Business Days of such selection.

If the ETN Calculation Agent determines that the Index is discontinued and that there is no successor index (a “Discontinuance Event”), then this Note shall be accelerated to the third Business Day immediately following the date on which the ETN Calculation Agent reaches such determination and the ETN Calculation Agent shall determine the amount due and payable per Stated Principal Amount of this Note as if the date of such discontinuance event were the Final Valuation Date and the Calculation Date.

If at any time the method of calculating the Index, or the value thereof, is changed in a material respect, or if the Index is in any other way modified so that it does not, in the opinion of the ETN Calculation Agent, fairly represent the value of the Index had such changes or modifications not been made, and the ETN Calculation Agent determines that no other person or entity is making such adjustments as may be necessary in order to arrive at a value for the Index comparable to the value of the Index as if such changes or modifications had not been made, and publishing such Index values (an “Alteration Event”), then this Note shall be accelerated to the third Business Day immediately following the date on which the ETN Calculation Agent reaches such determination, and the ETN Calculation Agent shall determine the amount due and payable per Stated Principal Amount of this Note as if the last date prior to such alteration event were the Final Valuation Date and the Calculation Date.

If the maturity of this Note is accelerated because of a Discontinuance Event or an Alteration Event as described above, the Issuer shall, or shall cause the ETN Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the amount due with respect to this Note as promptly as possible and in no event later than two Business Days after the date on which the ETN Calculation Agent determines that a Discontinuance Event or an Alteration Event has occurred.

Treatment of this Note for
United States Federal
Income Tax Purposes
The holder of this Note (and any successor holder of, or holder of a beneficial interest in, this Note), by its respective purchase hereof, agrees (in the absence of an administrative determination or judicial ruling to the contrary) to characterize each Stated Principal Amount of this Note as a single financial contract that is an “open transaction” for United States federal income tax purposes.

Morgan Stanley, a Delaware corporation (together with its successors and assigns, the “Issuer”), for value received, hereby promises to pay to CEDE & CO., or registered assignees, the amount of cash, as determined in accordance with the provisions set forth under “Payment at Maturity” above, due with respect to the principal sum of U.S. $          (UNITED STATES DOLLARS           ) on the Maturity Date specified above (except to the extent redeemed or repaid prior to maturity) and to pay interest thereon from and including the Interest Accrual Date specified above at a rate per annum equal to the Initial Interest Rate specified above or determined in accordance with the provisions specified on the reverse hereof until the Initial Interest Reset Date specified above, and thereafter at a rate per annum determined in accordance with the provisions specified on the reverse hereof until the principal hereof is paid or duly made available for payment.  Unless such rate is otherwise specified on the face hereof, the Calculation Agent shall determine the Initial Interest Rate for this Note in accordance with the provisions specified on the reverse hereof.  The Issuer will pay interest in arrears weekly, monthly, quarterly, semiannually or annually as specified above as the Interest Payment Period on each Interest Payment Date (as specified above), commencing with the first Interest Payment Date next succeeding the Interest Accrual Date specified above, and on the Maturity Date (or any redemption or repayment date); provided, however, that if the Interest Accrual Date occurs between a Record Date, as defined below, and the next succeeding Interest Payment Date, interest payments will commence on the second Interest Payment Date succeeding the Interest Accrual Date to the registered holder of this Note on the Record Date with respect to such second Interest Payment Date; and provided, further, that if an Interest Payment Date (other than the Maturity Date or redemption or repayment date) would fall on a day that is not a Business Day, as defined on the reverse hereof, such Interest Payment Date shall be the following day that is a Business Day, except that if the Base Rate specified above is LIBOR or EURIBOR and such next Business Day falls in the next calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day; and provided, further, that if the Maturity Date or redemption or repayment date would fall on a day that is not a Business Day, such payment shall be made on the following day that is a Business Day and no interest shall accrue for the period from and after such Maturity Date or redemption or repayment date.

Interest on this Note will accrue from and including the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Interest Accrual Date, until but excluding the date the principal hereof has been paid or duly made available for payment.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the date 15 calendar days prior to such Interest Payment Date (whether or not a Business Day) (each such date, a “Record Date”); provided, however, that interest payable at maturity (or any redemption or repayment date) will be payable to the person to whom the principal hereof shall be payable.

Payment of the principal of and premium, if any, and interest on this Note due at maturity (or any redemption or repayment date), unless this Note is denominated in a Specified Currency other than U.S. dollars and is to be paid in whole or in part in such Specified Currency, will be made in immediately available funds upon surrender of this Note at the office or agency of the

Paying Agent, as defined on the reverse hereof, maintained for that purpose in the Borough of Manhattan, The City of New York, or at such other paying agency as the Issuer may determine, in U.S. dollars.  U.S. dollar payments of interest, other than interest due at maturity or any date of redemption or repayment, will be made by U.S. dollar check mailed to the address of the person entitled thereto as such address shall appear in the Note register.  A holder of U.S. $10,000,000 (or the equivalent in a Specified Currency) or more in aggregate principal amount of Notes having the same Interest Payment Date, the interest on which is payable in U.S. dollars, shall be entitled to receive payments of interest, other than interest due at maturity or on any date of redemption or repayment, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the Paying Agent in writing not less than 15 calendar days prior to the applicable Interest Payment Date.

If this Note is denominated in a Specified Currency other than U.S. dollars, and the holder does not elect (in whole or in part) to receive payment in U.S. dollars pursuant to the next succeeding paragraph, payments of principal, premium, if any, and interest with regard to this Note will be made by wire transfer of immediately available funds to an account maintained by the holder hereof with a bank located outside the United States if appropriate wire transfer instructions have been received by the Paying Agent in writing, with respect to payments of interest, on or prior to the fifth Business Day after the applicable Record Date and, with respect to payments of principal or any premium, at least ten Business Days prior to the Maturity Date or any redemption or repayment date, as the case may be; provided that, if payment of interest, principal or any premium with regard to this Note is payable in euro, the account must be a euro account in a country for which the euro is the lawful currency, provided, further, that if such wire transfer instructions are not received, such payments will be made by check payable in such Specified Currency mailed to the address of the person entitled thereto as such address shall appear in the Note register; and provided, further, that payment of the principal of this Note, any premium and the interest due at maturity (or on any redemption or repayment date) will be made upon surrender of this Note at the office or agency referred to in the preceding paragraph.

If so indicated on the face hereof, the holder of this Note, if denominated in a Specified Currency other than U.S. dollars, may elect to receive all or a portion of payments on this Note in U.S. dollars by transmitting a written request to the Paying Agent, on or prior to the fifth Business Day after such Record Date or at least ten Business Days prior to the Maturity Date or any redemption or repayment date, as the case may be.  Such election shall remain in effect unless such request is revoked by written notice to the Paying Agent as to all or a portion of payments on this Note at least five Business Days prior to such Record Date, for payments of interest, or at least ten calendar days prior to the Maturity Date or any redemption or repayment date, for payments of principal, as the case may be.

If the holder elects to receive all or a portion of payments of principal of, premium, if any, and interest on this Note, if denominated in a Specified Currency other than U.S. dollars, in U.S. dollars, the Exchange Rate Agent (as defined on the reverse hereof) will convert such payments into U.S. dollars.  In the event of such an election, payment in respect of this Note will be based upon the exchange rate as determined by the Exchange Rate Agent based on the highest bid quotation in The City of New York received by such Exchange Rate Agent at approximately

11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent unless such Exchange Rate Agent is an affiliate of the Issuer) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the amount of the Specified Currency payable in the absence of such an election to such holder and at which the applicable dealer commits to execute a contract.  If such bid quotations are not available, such payment will be made in the Specified Currency.  All currency exchange costs will be borne by the holder of this Note by deductions from such payments.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Senior Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

DATED: March , 2011	MORGAN STANLEY

By:
Name:
		Title:	Authorized Signatory

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Senior Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

REVERSE OF SECURITY

SENIOR GLOBAL MEDIUM-TERM NOTES, SERIES F

This Note is one of a duly authorized issue of Senior Global Medium-Term Notes, Series F (the “Notes”), of the Issuer. The Notes are issuable under a Senior Indenture, dated as of November 1, 2004, between the Issuer and The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), as Trustee (the “Trustee,” which term includes any successor trustee under the Senior Indenture), as heretofore supplemented and amended and as may be further supplemented and amended from time to time (the “Senior Indenture”), to which Senior Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered. The Issuer has appointed The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), at its corporate trust office in The City of New York as the paying agent (the “Paying Agent,” which term includes any additional or successor Paying Agent appointed by the Issuer) with respect to the Notes. The terms of individual Notes may vary with respect to interest rates, interest rate formulas, issue dates, maturity dates, or otherwise, all as provided in the Senior Indenture. To the extent not inconsistent herewith, the terms of the Senior Indenture are hereby incorporated by reference herein.

Unless otherwise indicated on the face hereof, this Note will not be subject to any sinking fund and, unless otherwise provided on the face hereof in accordance with the provisions of the following two paragraphs, will not be redeemable or subject to repayment at the option of the holder prior to maturity.

If so indicated on the face hereof, this Note may be redeemed in whole or in part at the option of the Issuer on or after the Initial Redemption Date specified on the face hereof on the terms set forth on the face hereof, together with interest accrued and unpaid hereon to the date of redemption. If this Note is subject to “Annual Redemption Percentage Reduction,” the Initial Redemption Percentage indicated on the face hereof will be reduced on each anniversary of the Initial Redemption Date by the Annual Redemption Percentage Reduction specified on the face hereof until the redemption price of this Note is 100% of the principal amount hereof, together with interest accrued and unpaid hereon to the date of redemption. Notice of redemption shall be mailed to the registered holders of the Notes designated for redemption at their addresses as the same shall appear on the Note register not less than 30 nor more than 60 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified on the face hereof, subject to all the conditions and provisions of the Senior Indenture. In the event of redemption of this Note in part only, a new Note or Notes for the amount of the unredeemed portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof.

If so indicated on the face of this Note, this Note will be subject to repayment at the option of the holder on the Optional Repayment Date or Dates specified on the face hereof on the terms set forth herein. On any Optional Repayment Date, this Note will be repayable in whole or in part in increments of $1,000 or, if this Note is denominated in a Specified Currency other than U.S.

dollars, in increments of 1,000 units of such Specified Currency (provided that any remaining principal amount hereof shall not be less than the minimum authorized denomination hereof) at the option of the holder hereof at a price equal to 100% of the principal amount to be repaid, together with interest accrued and unpaid hereon to the date of repayment. For this Note to be repaid at the option of the holder hereof, the Paying Agent must receive at its corporate trust office in the Borough of Manhattan, The City of New York, at least 15 but not more than 30 calendar days prior to the date of repayment, (i) this Note with the form entitled “Option to Elect Repayment” below duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority, Inc. or a commercial bank or a trust company in the United States setting forth the name of the holder of this Note, the principal amount hereof, the certificate number of this Note or a description of this Note’s tenor and terms, the principal amount hereof to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Note, together with the form entitled “Option to Elect Repayment” duly completed, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter; provided, that such telegram, telex, facsimile transmission or letter shall only be effective if this Note and form duly completed are received by the Paying Agent by such fifth Business Day. Exercise of such repayment option by the holder hereof shall be irrevocable. In the event of repayment of this Note in part only, a new Note or Notes for the amount of the unpaid portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof.

If the face hereof indicates that this Note is subject to “Tax Redemption and Payment of Additional Amounts,” this Note may be redeemed, as a whole, at the option of the Issuer at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal to 100% of the principal amount hereof, together with accrued interest to the date fixed for redemption, if the Issuer determines that, as a result of any change in or amendment to the laws (including a holding, judgment or as ordered by a court of competent jurisdiction), or any regulations or rulings promulgated thereunder, of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment occurs, becomes effective or, in the case of a change in official position, is announced on or after the Initial Offering Date hereof, the Issuer has or will become obligated to pay Additional Amounts, as defined below, with respect to this Note as described below. Prior to the giving of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee (i) a certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred, and (ii) an opinion of independent legal counsel satisfactory to the Trustee to such effect based on such statement of facts; provided that no such notice of redemption shall be given earlier than 60 calendar days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of this Note were then due.

Notice of redemption will be given not less than 30 nor more than 60 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified on the face hereof, which date and the applicable redemption price will be specified in the notice.

If so indicated on the face of this Note, the Issuer will, subject to certain exceptions and limitations set forth below, pay such additional amounts (the “Additional Amounts”) to the holder of this Note with respect to any interest in this Note held by a beneficial owner who is a U.S. Alien as may be necessary in order that every net payment of the principal of and interest on this Note and any other amounts payable on this Note, after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States, or any political subdivision or taxing authority of or in the United States, will not be less than the amount provided for in this Note to be then due and payable. The Issuer will not, however, make any payment of Additional Amounts to the holder of this Note with respect to any interest in this Note held by any beneficial owner who is a U.S. Alien for or on account of:

•	any present or future tax, assessment or other governmental charge that would not have been so imposed but for

o
the existence of any present or former connection between the beneficial owner of an interest in this Note, or between a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner, if the beneficial owner is an estate, a trust, a partnership or a corporation for U.S. federal income tax purposes, and the United States, including, without limitation, the beneficial owner, or the fiduciary, settlor, beneficiary, member or shareholder, being or having been a citizen or resident of the United States or being or having been engaged in the conduct of a trade or business or present in the United States or having, or having had, a permanent establishment in the United States; or

o
the presentation by or on behalf of the beneficial owner of an interest in this Note for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment of this Note is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar tax, assessment or governmental charge;

•
any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as a controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax or as a private foundation or other tax-exempt organization;

•	any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of this Note;

•
any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, or interest on, this Note, if payment can be made without withholding by at least one other Paying Agent;

•
any tax, assessment or other governmental charge imposed solely because the beneficial owner of an interest in this Note (1) is a bank purchasing this Note in the ordinary course of its lending business or (2) is a bank that is neither (A) buying this Note for investment purposes nor (B) buying this Note for resale to a third party that either is not a bank or holding this Note for investment purposes only;

•
any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the beneficial owner of an interest in this Note, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority of or in the United States as a precondition to relief or exemption from the tax, assessment or other governmental charge;

•
any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the issuer or as a direct or indirect subsidiary of the issuer; or

•	any combination of the items listed above.

In addition, the Issuer will not be required to make any payment of Additional Amounts with respect to any interest in this Note presented for payment:

•
where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings; or

•
by or on behalf of a beneficial owner who would have been able to avoid such withholding or deduction by presenting this Note or the relevant coupon to another Paying Agent in a member state of the European Union.

Nor will the Issuer pay Additional Amounts with respect to any payment with respect to any interest in this Note to a U.S. Alien who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of the United States (or any political subdivision of the United States) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner held its interest in this Note directly.

This Note will bear interest at the rate determined in accordance with the applicable provisions below by reference to the Base Rate shown on the face hereof based on the Index

Maturity, if any, shown on the face hereof (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any, specified on the face hereof. Commencing with the Initial Interest Reset Date specified on the face hereof, the rate at which interest on this Note is payable shall be reset as of each Interest Reset Date specified on the face hereof (as used herein, the term “Interest Reset Date” shall include the Initial Interest Reset Date). For the purpose of determining the Initial Interest Rate, references in this paragraph, the next succeeding paragraph and, if applicable, clauses (i) and (ii) under “Determination of EURIBOR” below to Interest Reset Date shall be deemed to mean the Original Issue Date. The determination of the rate of interest at which this Note will be reset on any Interest Reset Date shall be made on the Interest Determination Date (as defined below) pertaining to such Interest Reset Dates. The Interest Reset Dates will be the Interest Reset Dates specified on the face hereof; provided, however, that (a) the interest rate in effect for the period from the Interest Accrual Date to the Initial Interest Reset Date will be the Initial Interest Rate and (b) unless otherwise specified on the face hereof, the interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be that in effect on the tenth calendar day preceding such maturity, redemption or repayment date. If any Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that if the Base Rate specified on the face hereof is LIBOR or EURIBOR and such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. As used herein, “Business Day” means any day, other than a Saturday or Sunday, (a) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (x) in The City of New York or (y) if this Note is denominated in a Specified Currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the Specified Currency, or (z) if this Note is denominated in Australian dollars, in Sydney and (b) if this Note is denominated in euro, that is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (“TARGET”), which utilizes a single shared platform and was launched on November 19, 2007, is open for the settlement of payment in euro (a “TARGET Settlement Day”).

The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to the Federal Funds Rate, Federal Funds (Open) Rate and Prime Rate shall be on the Business Day prior to the Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to the CD Rate, Commercial Paper Rate and CMT Rate will be the second Business Day prior to such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to EURIBOR (or to LIBOR when the Index Currency is euros) shall be the second TARGET Settlement Day prior to such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to LIBOR (other than for LIBOR Notes for which the Index Currency is euros) shall be the second London Banking Day prior to such Interest Reset Date, except that the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note for which the Index Currency is pounds sterling will be such Interest Reset Date. As used herein, “London Banking Day” means any day on which dealings in deposits in the Index Currency (as defined herein) are transacted in the London interbank market. The Interest

Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to the Treasury Rate shall be the day of the week in which such Interest Reset Date falls on which Treasury bills normally would be auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding such Interest Reset Date, the Interest Determination Date shall be such preceding Friday; and provided, further, that if an auction shall fall on any Interest Reset Date, then the Interest Reset Date shall instead be the first Business Day following the date of such auction. The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to two or more base rates will be the latest Business Day that is at least two Business Days before the Interest Reset Date for the applicable Note on which each base rate is determinable.

Unless otherwise specified on the face hereof, the “Calculation Date” pertaining to an Interest Determination Date, including the Interest Determination Date as of which the Initial Interest Rate is determined, will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day immediately preceding the applicable Interest Payment Date or Maturity Date (or, with respect to any principal amount to be redeemed or repaid, any redemption or repayment date), as the case may be.

Determination of CD Rate. If the Base Rate specified on the face hereof is the “CD Rate,” for any Interest Determination Date, the CD Rate with respect to this Note shall be the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity specified on the face hereof as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication of the Board of Governors of the Federal Reserve System (“H.15(519)”) under the heading “CDs (Secondary Market).”

The following procedures shall be followed if the CD Rate cannot be determined as described above:

(i) If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate shall be the rate on that Interest Determination Date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication (“H.15 Daily Update”) for the Interest Determination Date for certificates of deposit having the Index Maturity specified on the face hereof, under the caption “CDs (Secondary Market).”

(ii) If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent shall determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York, which may include the initial dealer and its affiliates, selected by the Calculation Agent (after consultation with the Issuer), for negotiable U.S. dollar certificates of deposit of major U.S. money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified on the face hereof in an amount that is representative for a single transaction in that market at that time.

“Initial dealer” with respect to this Note means Morgan Stanley & Co. Incorporated.

(iii) If the dealers selected by the Calculation Agent are not quoting as set forth above, the CD Rate for that Interest Determination Date shall remain the CD Rate for the immediately preceding Interest Reset Period, or, if there was no Interest Reset Period, the rate of interest payable shall be the Initial Interest Rate.

Determination of Commercial Paper Rate. If the Base Rate specified on the face hereof is the “Commercial Paper Rate,” for any Interest Determination Date, the Commercial Paper Rate with respect to this Note shall be the Money Market Yield (as defined herein), calculated as described below, of the rate on that date for U.S. dollar commercial paper having the Index Maturity specified on the face hereof, as that rate is published in H.15(519), under the heading “Commercial Paper — Nonfinancial.”

The following procedures shall be followed if the Commercial Paper Rate cannot be determined as described above:

(i) If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Interest Determination Date for commercial paper of the Index Maturity specified on the face hereof as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading “Commercial Paper—Nonfinancial.”

(ii) If by 3:00 p.m., New York City time, on that Calculation Date the rate is not yet published in either H.15(519) or the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, then the Calculation Agent shall determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that Interest Determination Date of three leading dealers of U.S. dollar commercial paper in The City of New York, which may include the initial dealer and its affiliates, selected by the Calculation Agent (after consultation with the Issuer), for commercial paper of the Index Maturity specified on the face hereof, placed for an industrial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating agency.

(iii) If the dealers selected by the Calculation Agent are not quoting as set forth in (ii) above, the Commercial Paper Rate for that Interest Determination Date shall remain the Commercial Paper Rate for the immediately preceding Interest Reset Period, or, if there was no Interest Reset Period, the rate of interest payable shall be the Initial Interest Rate.

The “Money Market Yield” shall be a yield calculated in accordance with the following formula:

Money Market Yield	=	D x 360	x	100
360 - (D x M)

where “D” refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Determination of EURIBOR. If the Base Rate specified on the face hereof is “EURIBOR,” for any Interest Determination Date, EURIBOR with respect to this Note shall be the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI — The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the Index Maturity specified on the face hereof as that rate appears on the display on Reuters 3000 Xtra Service (“Reuters”), or any successor service, on page EURIBOR01 or any other page as may replace page EURIBOR01 on that service (“Reuters Page EURIBOR01”) as of 11:00 a.m., Brussels time.

The following procedures shall be followed if the rate cannot be determined as described above:

(i) If the above rate does not appear, the Calculation Agent shall request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered rate for deposits in euros, at approximately 11:00 a.m., Brussels time, on the Interest Determination Date, to prime banks in the Euro-zone interbank market for the Index  Maturity specified on the face hereof commencing on the applicable Interest Reset Date, and in a principal amount not less than the equivalent of U.S.$1 million in euro that is representative of a single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR shall be the arithmetic mean of those quotations.

(ii) If fewer than two quotations are provided, EURIBOR shall be the arithmetic mean of the rates quoted by four major banks in the Euro-zone interbank market, as selected by the Calculation Agent (after consultation with the Issuer), at approximately 11:00 a.m., Brussels time, on the applicable Interest Reset Date for loans in euro to leading European banks for a period of time equivalent to the Index Maturity specified on the face hereof commencing on that Interest Reset Date in a principal amount not less than the equivalent of U.S.$1 million in euro.

(iii) If the banks so selected by the Calculation Agent are not quoting as set forth above, EURIBOR for that Interest Determination Date shall remain EURIBOR for the immediately preceding Interest Reset Period, or, if there was no Interest Reset Period, the rate of interest payable shall be the Initial Interest Rate.

“Euro-zone” means the region comprised of Member States of the European Union that adopt the single currency in accordance with the relevant treaty of the European Union, as amended.

Determination of the Federal Funds Rate. If the Base Rate specified on the face hereof is the “Federal Funds Rate,” for any Interest Determination Date, the Federal Funds Rate with respect to this Note shall be the rate on that date for U.S. dollar federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” as displayed on Reuters, or any successor service, on page FEDFUNDS1 or any other page as may replace the applicable page on that service (“Reuters Page FEDFUNDS1”).

The following procedures shall be followed if the Federal Funds Rate cannot be determined as described above:

(i)      If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date, the Federal Funds Rate shall be the rate on that Interest Determination Date as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading “Federal Funds (Effective).”

(ii)      If the above rate is not yet published in either H.15(519) or the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent shall determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds prior to 9:00 a.m., New York City time, on that Interest Determination Date, by each of three leading brokers of U.S. dollar federal funds transactions in The City of New York, which may include the initial dealer and its affiliates, selected by the Calculation Agent (after consultation with the Issuer).

(iii)     If the brokers selected by the Calculation Agent are not quoting as set forth in (ii) above, the Federal Funds Rate for that Interest Determination Date shall remain the Federal Funds Rate for the immediately preceding Interest Reset Period, or, if there was no Interest Reset Period, the rate of interest payable shall be the Initial Interest Rate.

Determination of Federal Funds (Open) Rate. If the Base Rate specified on the face hereof is the “Federal Funds (Open) Rate”, for any Interest Determination Date, the Federal Funds (Open) Rate with respect to this Note shall be the rate on that date for U.S. dollar federal funds as published in H.15(519) under the heading “Federal Funds (Open)” as displayed on Reuters, or any successor service, on page 5 or any other page as may replace the applicable page on that service (“Reuters Page 5”).

The following procedures shall be followed if the Federal Funds (Open) Rate cannot be determined as described above:

•
If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date, the Federal Funds (Open) Rate will be the rate on that Interest Determination Date as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading “Federal Funds (Open).”

•
If the above rate is not yet published in either H.15(519) or the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will determine the Federal Funds (Open) Rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds (based on the Federal Funds (Open) Rate) prior to 9:00 a.m., New York City time, on that Interest Determination Date, by each of three leading brokers of U.S. dollar federal funds transactions in The City of New York, which may include the agent and its affiliates, selected by the Calculation Agent, after consultation with the Issuer.

•
If the brokers selected by the Calculation Agent are not quoting as set forth above, the Federal Funds (Open) Rate for that Interest Determination Date shall remain the Federal Funds (Open) Rate for the immediately preceding Interest Reset Period, or, if there was no Interest Reset Period, the rate of interest payable will be the Initial Interest Rate.

Determination of LIBOR. If the Base Rate specified on the face hereof is “LIBOR,” LIBOR with respect to this Note shall be based on London Interbank Offered Rate. The Calculation Agent shall determine LIBOR for each Interest Determination Date as follows:

(i) LIBOR means, for any Interest Determination Date, the arithmetic mean of the offered rates for deposits in the Index Currency having the Index Maturity designated on the face hereof, commencing on the second London Banking Day immediately following that Interest Determination Date or, if pounds sterling is the Index Currency, commencing on that Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two offered rates appear on the Designated LIBOR Page (as defined below), provided that if the specified Designated LIBOR Page by its terms provides only for a single rate, that single rate shall be used.

(ii) If (a) fewer than two offered rates appear or (b) no rate appears and the Designated LIBOR Page by its terms provides only for a single rate, then the Calculation Agent shall request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, after consultation with the Issuer, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified on the face hereof commencing on the second London Banking Day immediately following the Interest Determination Date or, if pounds sterling is the Index Currency, commencing on that Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative of a single transaction in that Index Currency in that market at that time. If at least two quotations are provided, LIBOR determined on that Interest Determination Date shall be the arithmetic mean of those quotations.

(iii) If fewer than two quotations are provided, as described in the prior paragraph, LIBOR shall be determined for the applicable Interest Reset Date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., or some other time specified on the face hereof, in the applicable principal financial center for the country of the Index Currency on that Interest Reset Date, by three major banks in that principal financial center selected by the Calculation Agent (after consultation with the Issuer) for loans in the Index Currency to leading European banks, having the Index Maturity specified on the face hereof and in a principal amount that is representative of a single transaction in that Index Currency in that market at that time.

(iv) If the banks so selected by the Calculation Agent are not quoting as set forth above, LIBOR for that Interest Determination Date shall remain LIBOR for the immediately preceding Interest Reset Period, or, if there was no Interest Reset Period, the rate of interest payable shall be the Initial Interest Rate.

The “Index Currency” means the currency specified on the face hereof as the currency for which LIBOR shall be calculated, or, if the euro is substituted for that currency, the Index Currency shall be the euro. If that currency is not specified on the face hereof, the Index Currency shall be U.S. dollars.

“Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

Determination of Prime Rate. If the Base Rate specified on the face hereof is “Prime Rate,” for any Interest Determination Date, the Prime Rate with respect to this Note shall be the rate on that date as published in H.15(519) under the heading “Bank Prime Loan.”

The following procedures shall be followed if the Prime Rate cannot be determined as described above:

(i) If the above rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate shall be the rate on that Interest Determination Date as published in the H.15 Daily Update under the heading “Bank Prime Loan.”

(ii) If the above rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent shall determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Page US PRIME 1, as defined below, as that bank’s Prime Rate or base lending rate as in effect for that Interest Determination Date.

(iii) If fewer than four rates for that Interest Determination Date appear on the Reuters Page US PRIME 1 by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent shall determine the Prime Rate to be the arithmetic mean of the Prime Rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that Interest Determination Date by at least three major banks in The City of New York, which may include affiliates of the initial dealer, selected by the Calculation Agent (after consultation with the Issuer).

(iv) If the banks selected by the Calculation Agent are not quoting as set forth above, the Prime Rate for that Interest Determination Date shall remain the Prime Rate for the immediately preceding Interest Reset Period, or, if there was no Interest Reset Period, the rate of interest payable shall be the Initial Interest Rate.

“Reuters Page US PRIME 1” means the display designated as page “US PRIME 1” on Reuters, or any successor service, or any other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Determination of Treasury Rate. If the Base Rate specified on the face hereof is “Treasury Rate,” the Treasury Rate with respect to this Note shall be:

(i) the rate from the Auction held on the applicable Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified on the face hereof as that rate appears under the caption “INVESTMENT RATE” on the display on Reuters, or any successor service, on page USAUCTION10 or any other page as may replace page USAUCTION10 on that service (“Reuters Page USAUCTION10”), or on page USAUCTION11 or any other page as may replace page USAUCTION11 on that service (“Reuters Page USAUCTION11”); or

(ii) if the rate described in (i) above is not published by 3:00 p.m., New York City time, on the Calculation Date, the Bond Equivalent Yield of the Auction rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”; or

(iii) if the rate described in (ii) above is not published by 3:00 p.m., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the Auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury; or

(iv) if the rate described in (iii) above is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the Auction rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified on the face hereof published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”; or

(v) if the rate described in (iv) above is not so published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on the applicable Interest Determination Date of the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”; or

(vi) if the rate described in (v) above is not so published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on the applicable Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable Interest Determination Date, of three primary U.S. government securities dealers, which may include the initial dealer and its affiliates, selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified on the face hereof; or

(vii) if the dealers selected by the Calculation Agent are not quoting as described in (vi), the Treasury Rate for the immediately preceding Interest Reset Period, or, if there was no Interest Reset Period, the rate of interest payable shall be the Initial Interest Rate.

The “Bond Equivalent Yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Bond Equivalent Yield	=	D x N	x	100
360 - (D x M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Determination of CMT Rate. If the Base Rate specified on the face hereof is the “CMT Rate,” for any Interest Determination Date, the CMT Rate with respect to this Note shall be any of the following rates displayed on the Designated CMT Reuters Page (as defined below) under the caption “. . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15. . . Mondays Approximately 3:45 p.m.,” under the column for the Designated CMT Maturity Index, as defined below, for:

(1) the rate on that Interest Determination Date, if the Designated CMT Reuters Page is FRBCMT; and

(2) the week or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs, if the Designated CMT Reuters Page is FEDCMT.

The following procedures shall be followed if the CMT Rate cannot be determined as described above:

(i) If the above rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate shall be the Treasury Constant Maturities rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

(ii) If the rate described in (i) above is no longer published, or if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate shall be the Treasury Constant Maturities Rate for the Designated CMT Maturity Index or other U.S. Treasury rate for the Designated CMT Maturity Index on the Interest Determination Date for the related Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Reuters Page and published in the relevant H.15(519).

(iii) If the rate described in (ii) above is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the Calculation Agent shall determine the CMT Rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date, reported, according to their written records, by three leading primary U.S. government securities dealers (“Reference Dealers”) in The City of New York, which may include the initial dealer or its affiliates, selected by the Calculation Agent as described in the following sentence. The Calculation Agent shall select five Reference Dealers (after consultation with the Issuer) and shall eliminate the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States (“Treasury Notes”) with an original maturity of approximately the Designated CMT Maturity Index, a remaining term to maturity of no more than 1 year shorter than that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time. If two Treasury Notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity shall be used.

(iv) If the Calculation Agent cannot obtain three Treasury Notes quotations as described in (iii) above, the Calculation Agent shall determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York, selected using the same method described in (iii) above, for Treasury Notes with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time.

(v) If three or four, and not five, of the Reference Dealers are quoting as described in (iv) above, then the CMT Rate for that Interest Determination Date shall be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of those quotes shall be eliminated.

(vi) If fewer than three Reference Dealers selected by the Calculation Agent are quoting as described in (iv) above, the CMT Rate for that Interest Determination Date shall remain the CMT Rate for the immediately preceding Interest Reset Period, or, if there was no Interest Reset Period, the rate of interest payable shall be the Initial Interest Rate.

“Designated CMT Reuters Page” means the display on Reuters, or any successor service, on the page designated on the face hereof or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no Reuters page is specified on the face hereof, the Designated CMT Reuters Page shall be FEDCMT, for the most recent week.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, as specified on the face hereof, for which the CMT Rate shall be calculated. If no maturity is specified on the face hereof, the Designated CMT Maturity Index shall be two years.

Notwithstanding the foregoing, the interest rate hereon shall not be greater than the Maximum Interest Rate, if any, or less than the Minimum Interest Rate, if any, specified on the face hereof. The Calculation Agent shall calculate the interest rate hereon in accordance with the foregoing on or before each Calculation Date. The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States Federal law of general application.

At the request of the holder hereof, the Calculation Agent will provide to the holder hereof the interest rate hereon then in effect and, if determined, the interest rate that will become effective as of the next Interest Reset Date.

Unless otherwise indicated on the face hereof, interest payments on this Note shall be the amount of interest accrued from and including the Interest Accrual Date or from and including the last date to which interest has been paid or duly provided for to but excluding the Interest Payment Dates or the Maturity Date (or any earlier redemption or repayment date), as the case may be. Accrued interest hereon shall be an amount calculated by multiplying the face amount hereof by an accrued interest factor. Such accrued interest factor shall be computed by adding the interest factor calculated for each day in the period for which interest is being paid. The interest factor for each such date shall be computed by dividing the interest rate applicable to such day (i) by 360 if the Base Rate is CD Rate, Commercial Paper Rate, EURIBOR, Federal Funds Rate, Federal Funds (Open) Rate, Prime Rate or LIBOR (except if the Index Currency is pounds sterling); (ii) by 365 if the Base Rate is LIBOR and the Index Currency is pounds sterling; or (iii) by the actual number of days in the year if the Base Rate is the Treasury Rate or the CMT Rate. All percentages resulting from any calculation of the rate of interest on this Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point with (.000005% being rounded up to .00001%) and all U.S. dollar amounts used in or resulting from such calculation on this Note will be rounded to the nearest cent, with one-half cent rounded upward. All Japanese Yen amounts used in or resulting from such calculations will be rounded downwards to the next lower whole Japanese Yen amount. All amounts denominated in any other currency used in or resulting from such calculations will be rounded to the nearest two decimal places in such currency, with .005 being rounded up to .01. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate).

This Note and all the obligations of the Issuer hereunder are direct, unsecured obligations of the Issuer and rank without preference or priority among themselves and pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Issuer, subject to certain statutory exceptions in the event of liquidation upon insolvency.

This Note, and any Note or Notes issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, and, if denominated in U.S. dollars, unless otherwise stated above, is issuable only in denominations of U.S. $1,000 and any integral multiple of U.S. $1,000 in excess thereof. If this Note is denominated in a Specified Currency other than U.S. dollars, then, unless a higher minimum denomination is required by applicable law, it is issuable only in denominations of the equivalent of U.S. $1,000 (rounded to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, as determined by reference to the noon dollar buying rate in The City of New York for cable transfers of such Specified Currency published by the Federal Reserve Bank of New York (the “Market Exchange Rate”) on the Business Day immediately preceding the date of issuance.

The Trustee has been appointed registrar for the Notes (the “Registrar,” which term includes any successor registrar appointed by the Issuer), and the Registrar will maintain at its office in The City of New York a register for the registration and transfer of Notes. This Note may be transferred at the aforesaid office of the Registrar by surrendering this Note for cancellation, accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar and duly executed by the registered holder hereof in person or by the holder’s attorney duly authorized in writing, and thereupon the Registrar shall issue in the name of the transferee or transferees, in exchange herefor, a new Note or Notes having identical terms and provisions and having a like aggregate principal amount in authorized denominations, subject to the terms and conditions set forth herein; provided, however, that the Registrar will not be required (i) to register the transfer of or exchange any Note that has been called for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part, (ii) to register the transfer of or exchange any Note if the holder thereof has exercised his right, if any, to require the Issuer to repurchase such Note in whole or in part, except the portion of such Note not required to be repurchased, or (iii) to register the transfer of or exchange Notes to the extent and during the period so provided in the Senior Indenture with respect to the redemption of Notes. Notes are exchangeable at said office for other Notes of other authorized denominations of equal aggregate principal amount having identical terms and provisions. All such exchanges and transfers of Notes will be free of charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. All Notes surrendered for exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar and executed by the registered holder in person or by the holder’s attorney duly authorized in writing. The date of registration of any Note delivered upon any exchange or transfer of Notes shall be such that no gain or loss of interest results from such exchange or transfer.

In case this Note shall at any time become mutilated, defaced or be destroyed, lost or stolen and this Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Trustee, the Issuer in its discretion may execute a new Note of like tenor in exchange for this Note, but, if this Note is destroyed, lost or stolen, only upon receipt of evidence satisfactory to the Trustee and the Issuer that this Note was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of the Note mutilated, defaced, destroyed, lost or stolen.

The Senior Indenture provides that (a) if an Event of Default (as defined in the Senior Indenture) due to the default in payment of principal of or premium, if any, or interest on, any series of debt securities issued under the Senior Indenture, including the series of Notes of which this Note forms a part, or due to the default in the performance or breach of any other covenant or warranty of the Issuer applicable to the debt securities of such series but not applicable to all outstanding debt securities issued under the Senior Indenture, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the Issuer and to the Trustee, if given by the securityholders, may then declare the principal of all debt securities of all such series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Senior Indenture applicable to all outstanding debt securities issued thereunder, including this Note, or due to certain events of bankruptcy, insolvency or reorganization of the Issuer, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the Senior Indenture, voting as one class, by notice in writing to the Issuer and to the Trustee, if given by the securityholders, may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal or premium, if any, or interest on such debt securities) by the holders of a majority in aggregate principal amount of the debt securities of all affected series then outstanding.

The Senior Indenture permits the Issuer and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series issued under the Senior Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the holders of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the holder of each outstanding debt security affected thereby, (i) extend the final maturity of any such debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or change the currency of payment thereof, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy, or modify or amend the provisions for conversion of any currency into any other currency, or modify or amend the provisions for conversion or exchange of the debt security for securities of the Issuer or other entities or for other property or the cash value of the property (other than as provided in the antidilution provisions or other similar adjustment provisions of the debt securities or otherwise in accordance with the terms thereof), or alter certain provisions of the Senior Indenture relating to debt securities not denominated in U.S. dollars or impair or affect the rights of any holder to institute suit for the payment thereof or (ii) reduce the aforesaid percentage in principal amount of debt securities of any series the consent of the holders of which is required for any such supplemental indenture.

Except as set forth below, if the principal of, premium, if any, or interest on, this Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Issuer for making payments hereon due to the imposition of exchange controls or other circumstances beyond the control of the Issuer or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Issuer will be entitled to satisfy its obligations to the holder of this Note by making such payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date; provided, however, that if the euro has been substituted for such Specified Currency, the Issuer may at its option (or shall, if so required by applicable law) without the consent of the holder of this Note effect the payment of principal of or premium, if any, or interest on any Note denominated in such Specified Currency in euro in lieu of such Specified Currency in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty establishing the European Community, as amended. Any payment made under such circumstances in U.S. dollars or euro where the required payment is in an unavailable Specified Currency will not constitute an Event of Default. If such Market Exchange Rate is not then available to the Issuer or is not published for a particular Specified Currency, the Market Exchange Rate will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the date of such payment from three recognized foreign exchange dealers (the “Exchange Dealers”) for the purchase by the quoting Exchange Dealer of the Specified Currency for U.S. dollars for settlement on the payment date, in the aggregate amount of the Specified Currency payable to those holders or beneficial owners of Notes and at which the applicable Exchange Dealer commits to execute a contract. One of the Exchange Dealers providing quotations may be the Exchange Rate Agent unless the Exchange Rate Agent is an affiliate of the Issuer. If those bid quotations are not available, the Exchange Rate Agent shall determine the market exchange rate at its sole discretion.

The “Exchange Rate Agent” shall be Morgan Stanley & Co. Incorporated, unless otherwise indicated on the face hereof.

All determinations referred to above made by, or on behalf of, the Issuer or by, or on behalf of, the Exchange Rate Agent shall be at such entity’s sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes.

So long as this Note shall be outstanding, the Issuer will cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest on this Note as herein provided in the Borough of Manhattan, The City of New York, and an office or agency in said Borough of Manhattan for the registration, transfer and exchange as aforesaid of the Notes. The Issuer may designate other agencies for the payment of said principal, premium and interest at such place or places (subject to applicable laws and regulations) as the Issuer may decide. So long as there shall be such an agency, the Issuer shall keep the Trustee advised of the names and locations of such agencies, if any are so designated. If any European Union Directive on the taxation of savings comes into force, the Issuer will, to the extent possible as a matter of law, maintain a Paying Agent in a Member State of the European Union that will not be obligated to withhold or deduct tax pursuant to any such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive.

With respect to moneys paid by the Issuer and held by the Trustee or any Paying Agent for payment of the principal of or interest or premium, if any, on any Notes that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), (i) the Trustee or such Paying Agent shall notify the holders of such Notes that such moneys shall be repaid to the Issuer and any person claiming such moneys shall thereafter look only to the Issuer for payment thereof and (ii) such moneys shall be so repaid to the Issuer. Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Issuer may have to pay the principal of or interest or premium, if any, on this Note as the same shall become due.

No provision of this Note or of the Senior Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the time, place, and rate, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the registered holder of this Note.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of or premium, if any, or the interest on this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Senior Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

As used herein, the term “U.S. Alien” means any person who is, for U.S. federal income tax purposes, (i) a non-resident alien individual, (ii) a foreign corporation, (iii) a non-resident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more members of which is, for U.S. federal income tax purposes, a non-resident alien individual, a foreign corporation or a non-resident alien fiduciary of a foreign estate or trust.

All terms used in this Note which are defined in the Senior Indenture and not otherwise defined herein shall have the meanings assigned to them in the Senior Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common

TEN ENT	-	as tenants by the entireties

JT TEN	-	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT	-		Custodian
		(Minor)		(Cust)

Under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing ________ attorney to transfer such note on the books of the Issuer, with full power of substitution in the premises.

Dated:   _______________________

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

OPTION TO ELECT REPAYMENT

The undersigned hereby irrevocably requests and instructs the Issuer to repay the within Note (or portion thereof specified below) pursuant to its terms at a price equal to the principal amount thereof, together with interest to the Optional Repayment Date, to the undersigned at

(Please print or typewrite name and address of the undersigned)

If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof which the holder elects to have repaid: _________________; and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the holder for the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid): __________________.

Dated:
NOTICE: The signature on this Option to Elect Repayment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement.